----------
FORM 4
----------
                                                STATEMENT OF
                                     CHANGES IN BENEFICIAL OWNERSHIP

1.       Name and Address of Reporting Person*
     ----------------- -------------------------------------------------------------------------------------------------------------
     (Last)            WEADOCK
     ----------------- -------------------------------------------------------------------------------------------------------------
     (First)           DANIEL
     ----------------- -------------------------------------------------------------------------------------------------------------
     (Middle)          P.
     ----------------- -------------------------------------------------------------------------------------------------------------
     (Street)          159 Ballville Road
     ----------------- -------------------------------------------------------------------------------------------------------------
     (City)            Bolton
     ----------------- -------------------------------------------------------------------------------------------------------------
     (State)           MA
     ----------------- -------------------------------------------------------------------------------------------------------------
     (Zip)             01740
     ----------------- -------------------------------------------------------------------------------------------------------------

2.   Issuer Name and Ticker or Trading Symbol
     ------------------------------------- -----------------------------------------------------------------------------------------
     (Issuer Name)                         ITT Educational Services, Inc.
     ------------------------------------- -----------------------------------------------------------------------------------------
     (Ticker or Trading Symbol)            ESI
     ------------------------------------- -----------------------------------------------------------------------------------------

3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)
     ---------------------- --------------------------------------------------------------------------------------------------------
     (I.D. Number)
     ---------------------- --------------------------------------------------------------------------------------------------------

4.   Statement for Month/Year
     --------------- ---------------------------------------------------------------------------------------------------------------
     (Month)         January
     --------------- ---------------------------------------------------------------------------------------------------------------
     (Year)          2001
     --------------- ---------------------------------------------------------------------------------------------------------------

5.   If Amendment, Date of Original (Month/Day/Year)
     -------------- ----------------------------------------------------------------------------------------------------------------
     (Month)
     -------------- ----------------------------------------------------------------------------------------------------------------
     (Day)
     -------------- ----------------------------------------------------------------------------------------------------------------
     (Year)
     -------------- ----------------------------------------------------------------------------------------------------------------

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
     X
     ------- ------------------------------------- ---------------------------------------------------------------------------------
     /X/     (Director)
     ------- ------------------------------------- ---------------------------------------------------------------------------------
     / /     (Officer, Include title)
     ------- ------------------------------------- ---------------------------------------------------------------------------------
     / /     (10% Owner)
     ------- ------------------------------------- ---------------------------------------------------------------------------------
     / /     (Other, specify)
     ------- ------------------------------------- ---------------------------------------------------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)
     X
     ------- -----------------------------------------------------------------------------------------------------------------------
     /X/     Form filed by One Reporting Person
     ------- -----------------------------------------------------------------------------------------------------------------------
     / /     Form filed by More than One Reporting Person
     ------- -----------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                 TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------- ----------- ---------------- --------------------------- -------------- ------------  ------------
1.Title of Security               2.Transac-  3. Transaction   4. Securities Acquired (A)  5. Amount of   6. Owner-     7. Nature of
(Instr.3)                         tion Date   Code (Instr.8)   or Disposed of (D)          Securities     ship Form:    Indirect
                                  (Month/                      (Instr. 3, 4, and 5)        Beneficially   Direct (D)    Beneficial
                                              -------------------------------------------- Owned at End   or Indirect   Ownership
                                              Code       V     Amount    (A) or    Price   of Month       (Instr. 4)    (Instr. 4)
                                                                         (D)               (Instr. 3 & 4)
--------------------------------- ----------- ------- -------- --------  -------- ------- --------------  -----------  -------------
Common Stock                      1/1/01      A       V        409       A        $22.00   1,503 shares   D
                                                               shares
                                                               (1)
--------------------------------- ----------- ------- -------- --------  -------- ------- --------------  -----------  -------------
--------------------------------- ----------- ------- -------- --------  -------- ------- --------------  -----------  -------------
--------------------------------- ----------- ------- -------- --------  -------- ------- --------------  -----------  -------------
--------------------------------- ----------- ------- -------- --------  -------- ------- --------------  -----------  -------------
--------------------------------- ----------- ------- -------- --------  -------- ------- --------------  -----------  -------------
--------------------------------- ----------- ------- -------- --------  -------- ------- --------------  -----------  -------------
--------------------------------- ----------- ------- -------- --------  -------- ------- --------------  -----------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instructions 4(b)
(v).

--------------------
FORM 4 (CONTINUED)
--------------------

------------------------------------------------------------------------------------------------------------------------------------
                   TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
                          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------

----------------- -------------- ---------------- ---------------- -------------------------------------- --------------------------
1. Title of       2. Conversion  3. Transaction   4. Transaction   5. Number of Derivative Securities     6. Date Exercisable and
Derivative        or Exercise    Date             Code (Instr.8)   Acquired (A) or Disposed of (D)        Expiration Date
Security          Price of      (Month/Day/Year)                  (Instr.3,4, and 5)
(Instr.3)         Derivative
                  Security
                                                  ----------------------------------------------------------------------------------
                                                  Code       V     (A)                           (D)      Date            Expiration
                                                                                                          Exercisable     Date
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------
----------------- -------------- ---------------- -------- ------- ----------------------------- -------- ---------------- ---------

------------------------------------------------------------------------------------------------------------------------------------
              TABLE II CONTINUED - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
                          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------  ----------------- -----------------------  ------------------- ---------------------
7. Title and Amount of Underlying Securities   8. Price of       9.Number of Derivative   10. Ownership Form  11. Nature of Indirect
(Instr.3 and 4)                                Derivative        Securities Beneficially  of Derivative       Beneficial Ownership
---------------------------------------------  Security          Owned at End of Month    Security: Direct    (Instr.4)
Title                              Amount or   (Instr.5)         End of Month (Instr.4)  (D) or Indirect
                                   Number of                                             (I) (Instr.4)
                                   Shares
---------------------------------------------  ----------------- -----------------------  ------------------- ---------------------
---------------------------------------------  ----------------- -----------------------  ------------------- ---------------------
---------------------------------------------  ----------------- -----------------------  ------------------- ---------------------
---------------------------------------------  ----------------- -----------------------  ------------------- ---------------------
---------------------------------------------  ----------------- -----------------------  ------------------- ---------------------
---------------------------------------------  ----------------- -----------------------  ------------------- ---------------------
---------------------------------------------  ----------------- -----------------------  ------------------- ---------------------
---------------------------------------------  ----------------- -----------------------  ------------------- ---------------------
---------------------------------------------  ----------------- -----------------------  ------------------- ---------------------
---------------------------------------------  ----------------- -----------------------  ------------------- ---------------------
---------------------------------------------  ----------------- -----------------------  ------------------- ---------------------
---------------------------------------------  ----------------- -----------------------  ------------------- ---------------------

Explanation of Responses:
(1) Shares of common stock not yet issued but credited to the reporting person's deferred share account under the ESI Non-Employee Director Deferred Compensation Plan. The shares of common stock will be paid to the reporting person upon the termination of the reporting person's service as an outside director for any reason, including retirement or death.

                                                                          /s/ Daniel P. Weadock                            2/1/01
                                                                          ---------------------------------              -----------
**Intentional misstatements or omissions of facts constitute Federal       **Signature of Reporting Person                  Date
Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a.).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instructions 6 for procedure.

Potential persons who are to respond to the collection of information Contained in this form are not required to respond unless the form displays a currently valid OMB Number.

--------------------------------------------------------------------------------
         To view the actual filing form and general Instructions go to:
                       www.sec.gov/smbus/forms/form4.htm
--------------------------------------------------------------------------------

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